Exhibit 99.28(h)(ii)(2)

Execution Version

For Amendment No. 2

To

Transfer Agency Services Agreement

This Amendment No. 2 To Transfer Agency And Shareholder Services Agreement ("Amendment No. 2"), dated as of November 1, 2022 ("Effective Date"), is being made by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and each of Forethought Variable Insurance Trust (the "Investment Company") and each Portfolio of the Investment Company listed on the Schedule B to the Current Agreement (defined below), each in its individual and separate capacity. "Funds" shall have the same meaning in this Amendment No. 2 as in the Current Agreement.

Background

BNYM and the Funds previously entered into the Transfer Agency And Shareholder Services Agreement, dated as of November 1, 2019, and Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of August 20, 2021 (collectively, the "Current Agreement"). The parties intend that the Current Agreement be amended as set forth in this Amendment No. 2 commencing on November 1, 2022. Unless due to termination pursuant to Section 13(c) of the Current Agreement, any termination of the Current Agreement or this Amendment No. 2 prior to November 1, 2022 shall constitute an early termination of the Current Agreement subject to Section 13(d) of the Current Agreement.

Terms

IN CONSIDERATION of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.	Modifications to Current Agreement. The Current Agreement is hereby amended as follows:

(a)	Section 13(a) is deleted and replaced in its entirety with the following:

(a)            This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until December 31, 2025 (the "Initial Term").

(b)	Section 13(d)(1)(i) is deleted and replaced in its entirety with the following:

(i)	Early Termination Table.

Services Termination Date During This Period	Early Termination Exercise Price
Commencing November 1, 2022: During the Initial Term and/or during any automatic 1-year renewal term	10% of Remaining Fees

(c)            Schedule B is deleted and replaced in its entirety with the Schedule B attached to Amendment No. 2 To Transfer Agency And Shareholder Services Agreement, dated as of November 1, 2022, between BNYM and the Funds.

2.            Remainder of Current Agreement. Except as specifically modified by this Amendment No. 2, all terms and conditions of the Current Agreement shall remain in full force and effect.

Execution Version

3.            Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 2.

4.            Entire Agreement. This Amendment No. 2 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.            Signatures; Counterparts. The parties expressly agree that this Amendment No. 2 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment No. 2, by a manual signature on a copy of Amendment No. 2 transmitted by facsimile transmission, by a manual signature on a copy of Amendment No. 2 transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No. 2 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 2 or of executed signature pages to counterparts of this Amendment No. 2, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 2 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 2.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 2 To Transfer Agency And Shareholder Services Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 2 by Electronic Signature, affirms authorization to execute this Amendment No. 2 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 2 and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Krzysztof Dabrowiecki
Name:	Krzysztof Dabrowiecki
Title:	Director

Forethought Variable Insurance Trust

By:	/s/ Eric Todd
Name:	Eric Todd

On behalf of the Investment Company and each other Fund, each in its individual and separate capacity, as

Title:	President

Execution Version

SCHEDULE B

(Dated: November 1, 2022)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency And Shareholder Services Agreement, dated as of November 1, 2019, between BNY Mellon Investment Servicing (US) Inc. and Forethought Variable Insurance Trust.

Portfolios

Global Atlantic American Funds® Managed Risk Portfolio

Global Atlantic Balanced Managed Risk Portfolio

Global Atlantic BlackRock Allocation Portfolio

Global Atlantic BlackRock Disciplined Core Portfolio

Global Atlantic BlackRock Disciplined Growth Portfolio

Global Atlantic BlackRock Disciplined International Core Portfolio

Global Atlantic BlackRock Disciplined Mid Cap Growth Portfolio

Global Atlantic BlackRock Disciplined Value Portfolio

Global Atlantic BlackRock High Yield Portfolio

Global Atlantic BlackRock Selects Managed Risk Portfolio

(formerly, Global Atlantic BlackRock Global Allocation Managed Risk Portfolio)

Global Atlantic Franklin Dividend and Income Managed Risk Portfolio

Global Atlantic Goldman Sachs Core Fixed Income Portfolio

Global Atlantic Growth Managed Risk Portfolio

Global Atlantic Moderate Growth Managed Risk Portfolio

Global Atlantic Select Advisor Managed Risk Portfolio

Global Atlantic Wellington Research Managed Risk Portfolio

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